Dechert Price & Rhoads
                                                1500 K Street, N.W.
                                            Washington, D.C. 20005-1208




                                                              December 15, 1995


Board of Trustees
Franklin Strategic Series
777 Mariners Island Blvd.
San Mateo, CA  94404

Board of Directors
Templeton Global Utilities, Inc.
700 Central Avenue
St. Petersburg, Florida  33701-3628

Gentlemen:

         You have requested our opinion regarding certain Federal income tax consequences to Templeton Global Utilities, Inc. (the "Fund"), to Franklin Global Utilities Fund, a series of Franklin Strategic Series ("Franklin Utilities"), and to the holders of the shares of common stock of the Fund, in connection with the proposed transfer of substantially all of the properties of the Fund to Franklin Utilities, in exchange solely for Class I shares of beneficial interest of Franklin Utilities ("Franklin Utilities Shares") and the assumption by Franklin Utilities of certain liabilities of the Fund followed by the distribution of such Franklin Utilities Shares received by the Fund in complete liquidation and termination of the Fund, all pursuant to the Agreement and Plan of Reorganization (the "Agreement") to be executed by the Fund and Franklin Utilities and included as an exhibit to Form N-14.

         For purposes of this opinion, we have examined and rely upon
(1) the Agreement, (2) the Form N-14, dated December 15, 1993, and filed by Franklin Utilities on said date with the Securities and Exchange Commission, and (3) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion. We assume that the transaction that is the subject of this letter (the
"Reorganization") will be carried out in accordance with the terms of the Agreement and as described in the documents we have examined.

         This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon (a) the

Board of Trustees
Franklin Strategic Series

Board of Directors
Templeton Global Utilities, Inc.

December 15, 1995
Page 2



Reorganization taking place in the manner described in the Agreement and the Form N-14 to which reference is made above, and
(b) there being no change in the Code, United States Treasury regulations, judicial decisions, or administrative rulings and pronouncements of the Internal Revenue Service between the date hereof and the closing date of the Reorganization.

         This opinion is further conditioned upon our receiving such executed letters of representation from the Fund and Franklin Utilities as we shall request. This opinion shall be effective only at such time as we receive those letters and confirm our opinion in writing on the closing date of the Reorganization and, in the absence of such confirmation, will be deemed to have been withdrawn.

         Based upon the foregoing, it is our opinion that, for Federal income tax purposes:

         (1) The acquisition by Franklin Utilities of substantially all of the properties of the Fund in exchange solely for Franklin
Utilities Shares and the assumption by Franklin Utilities of certain liabilities of the Fund followed by the distribution of Franklin Utilities Shares to the shareholders of the Fund in exchange for their Fund shares in complete liquidation and termination of the Fund, will constitute a reorganization within the meaning of Section 368 of the Code. The Fund and Franklin
Utilities will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         (2) The Fund will recognize no gain or loss upon transferring its properties to Franklin Utilities in exchange solely for Franklin Utilities Shares and the assumption by Franklin Utilities of certain liabilities of the Fund or upon distributing to its shareholders the Franklin Utilities Shares received by the Fund in the transaction pursuant to the Agreement.

         (3) Franklin Utilities will recognize no gain or loss upon receiving the properties of the Fund in exchange for Franklin
Utilities Shares and the assumption by Franklin Utilities of certain liabilities of the Fund.


Board of Trustees
Franklin Strategic Series

Board of Directors
Templeton Global Utilities, Inc.

December 15, 1995
Page 3


         (4) The aggregate adjusted basis to Franklin Utilities of the properties of the Fund will be the same as the aggregate adjusted basis of those properties in the hands of the Fund immediately before the exchange.

         (5) Franklin Utilities' holding periods with respect to the properties of the Fund that Franklin Utilities acquires in the transaction will include the respective periods for which those properties were held by the Fund (except where investment activities of Franklin Utilities have the effect of reducing or eliminating a holding period with respect to an asset).

         (6) The shareholders of the Fund will recognize no gain or loss upon receiving Franklin Utilities Shares solely in exchange for Fund shares.

         (7) The aggregate basis of the Franklin Utilities Shares received by a shareholder of the Fund in the transaction will be the same as the aggregate basis of the Fund shares surrendered by the shareholder in exchange therefor.

         (8) A Fund shareholder's holding period for the Franklin Utilities Shares received by the shareholder in the transaction will include the holding period during which the shareholder held the Fund shares surrendered in exchange therefor, provided that the shareholder held such shares as a capital asset on the date of Reorganization.

         We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Agreement and the representations to be made to us.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 filed by Franklin Strategic Series with the Securities and Exchange
Commission.

                                             Very truly yours,

                                             /s/ Dechert Price & Rhoads